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                                                                     EXHIBIT 2.5

                            Assignment and Assumption
                                       of
                           Purchase and Sale Agreement


               ElderTrust Operating Limited Partnership, a Delaware limited partnership (the "Assignor"), for and in consideration of the sum of TEN DOLLARS ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, does hereby unconditionally assign, set over, convey and transfer to Genesis Health Ventures, Inc., a Pennsylvania corporation ("Assignee"), all of Assignor's right, title and interest in and to that certain Purchase and Sale Agreement dated as of June 12, 1998, as amended, by and between Assignor and Assignee, collectively as purchaser, and Cabot Park Limited Partnership, Cleveland Circle Assisted Living Limited Partnership, Heritage at the Falls Assisted Living Limited Partnership, Vernon Court Associates Limited Partnership and North Andover Assisted Living Limited Partnership, collectively as seller, as amended (the "Purchase and Sale Agreement") limited exclusively to the purchase and sale of the assisted living facility known as The Heritage at the Falls ("The Falls").

         Capitalized terms used herein and not expressly defined shall have the meaning ascribed to them in the Purchase and Sale Agreement.

         The provisions of this Assignment and Assumption Agreement shall be effective upon the execution and delivery of the amendment of even date herewith to the Purchase and Sale Agreement (the "Heritage at The Falls Amendment"), which amendment shall be considered part of the Purchase and Sale Agreement for purposes of this instrument.

               Assignee hereby assumes the rights and prospective obligations of Assignor under Purchase and Sale Agreement with respect to The Falls only, and the performance of all of the terms, covenants, conditions, payments and agreements imposed by the Purchase and Sale Agreement with respect to The Falls which first arise upon or after the execution and deliver of the Heritage at The Falls Amendment; Assignee agrees to indemnify and hold harmless Assignor from and against all costs, expenses, claims and losses, including, without limitation, reasonable attorneys' fees, arising out of or in connection with Assignee's performance of, or failure to perform any of Assignee's obligations under the Purchase and Sale Agreement with respect to The Falls upon and after the execution and delivery of the Heritage at The Falls Amendment and from and against all costs, expenses, claims and losses, including, without limitation, reasonable attorneys' fees, arising out of or in connection with any claim made or action commenced by Seller based upon Assignee's performance of, or Assignee's failure to perform any of Purchaser's obligations under the Purchase and Sale Agreement prior to the execution and delivery of the Heritage at The Falls Amendment.


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               Assignor hereby agrees to indemnify and hold harmless Assignee from and against all costs, expenses, claims and losses, including, without limitation, reasonable attorneys' fees, arising out of or in connection with any claim made or action commenced by Seller based upon Assignor's performance of, or Assignor's failure to perform any of Purchaser's obligations under the Purchase and Sale Agreement prior to the execution and delivery of the Heritage at The Falls Amendment.

               Notwithstanding anything to the contrary herein contained, Assignor reserves the rights and benefits accruing upon the breach of representation and warranties of Seller under the Purchase and Sale Agreement.

               Concurrently with the execution and delivery of the Heritage at The Falls Amendment, Assignee shall cause the existing deposit of One Million Dollars ($1,000,000) under the Purchase and Sale Agreement to be refunded to Assignor and to effect the substitution of Assignee's funds for Assignor's funds as the Cash Escrow (as defined in the Heritage at the Falls Amendment).

               Assignor and Assignee agree that the due diligence fees and expenses allocable to The Falls are $142,756.00 (the "Falls Due Diligence Expenses"). Concurrently with the execution and delivery of the Heritage at The Falls Amendment, Assignee shall cause one half of the Falls Due Diligence Expenses to be reimbursed to Assignor. In the event the The Falls is acquired in a transaction in which Assignor or an affiliate or subsidiary of Assignor acquires an ownership interest and Assignee or an affiliate or subsidiary of Assignee acquires a leasehold interest, Assignor shall repay Assignee an amount equal to the portion of the Falls Due Diligence Expenses previously paid to Assignor by Assignee and the Falls Due Diligence Expenses shall be included in the so-called "Acquisition Costs" for purposes of determining the rent to be paid in consideration of such leasehold interest. In the event The Falls is acquired in a transaction following which Assignee or an affiliate or subsidiary of Assignee will own, lease or operate the Heritage at The Falls and Assignor or an affiliate or subsidiary of Assignor will not have any ownership interest, Assignee shall pay to Assignor the remaining one half of the Falls Due Diligence Expenses concurrently with the consummation of such transaction.




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               IN WITNESS WHEREOF, the said Assignor and Assignee have hereunto set their hands and seals as of the 23rd day of November, 1998.

ASSIGNOR:                                    ASSIGNEE:

ELDERTRUST OPERATING                         GENESIS HEALTH VENTURES, INC.,
LIMITED PARTNERHIP

By: ElderTrust,                              By: /s/ Ira C. Gubernick
    its General Partner                         --------------------------------
                                                 Name:
                                                 Title: Vice President
By: /s/ D. Lee McCreary, Jr.
   -------------------------------------
    Name:
    Title: